As filed with the Securities and Exchange Commission on January 21, 1999

                                                      Registration No. 333-65659
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

             Singapore                 0-23354                 Not Applicable
(State or Other Jurisdiction of  (Commission file number)     (I.R.S. Employer
         Incorporation)                                      Identification No.)

                             ----------------------

                            514 Chai Chee Lane #04-13
                             Bedok Industrial Estate
                                Singapore 469029
                                  (65) 449-5255
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------

                                Michael E. Marks
                             Chief Executive Officer
                         Flextronics International Ltd.
                               2090 Fortune Drive
                           San Jose, California 95131
                                 (408) 428-1300

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                              --------------------

                                   Copies to:

                            Gordon K. Davidson, Esq.
                             David K. Michaels, Esq.
                                Tram T. Phi, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                           -------------------------

     The Registrant hereby amends this Post-Effective Amendment No. 1 to Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Post-Effective Amendment No. 1 to Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                         FLEXTRONICS INTERNATIONAL LTD.
                         Up To 2,373,766 Ordinary Shares

                              --------------------

     The 2,373,766 shares covered by this prospectus were previously issued by Flextronics in its acquisitions of Neutronics Electronic Industries Holding AG, DTM Products, Inc., Altatron, Inc., Marathon Business Park LLC, Energipilot AB and Conexao Informatica Ltda. These shares may be offered and sold over time by the shareholders named in this Prospectus under the heading "Selling Shareholders," by their pledges or donees, or by other transferees that receive such Shares in transfers other than public sales.

                              --------------------

     The selling shareholders may sell their Flextronics shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling shareholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

     We will not receive any of the proceeds from the sale of these shares.

     The Ordinary Shares are quoted on the Nasdaq National Market under the symbol "FLEX." On January 20, 1999, the closing sale price of the Ordinary Shares was $44.375 per share.

                              --------------------

    This investment involves a high degree of risk. See "Risk Factors" beginning on page 4.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is January 21, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this Prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

     o    Our Quarterly Report on Form 10-Q for the quarter ended June 26, 1998;

     o    Our Quarterly  Report on Form 10-Q for the quarter ended September 25,
          1998;

     o    Our Proxy Statement dated August 19, 1998; and

     o The description of our Ordinary Shares contained in its Registration Statement on Form 8-A dated January 31, 1994.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                Flextronics International Ltd.
                2090 Fortune Drive
                San  Jose, California 95131
                Attention: Laurette F. Slawson,
                Treasurer and Director of Investor Relations
                Telephone: (408) 428-1300

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement (other than any information superseded by a later document filed with the SEC and incorporated by reference in this Prospectus). We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents

                                TABLE OF CONTENTS

                                                                            Page

Where you can find more information .......................................    2
The Company ...............................................................    3
Enforcement of Civil Liabilities ..........................................    3
Risk Factors ..............................................................    3
Selling Shareholders ......................................................    9
Plan of Distribution ......................................................   11
Legal Matters .............................................................   11

                                   THE COMPANY

     Flextronics  International  Ltd.  (the  "Company"  or  "Flextronics")  is a
leading provider of advanced electronics manufacturing services to original equipment manufacturers ("OEMs") in the telecommunications, networking, computer, consumer electronics and medical device industries. We provide a wide range of integrated services, from initial product design to volume production and fulfillment. Our manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies. In addition, we provide advanced engineering services, including product design, PCB layout, quickturn prototyping and test development. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution. The Company's principal executive offices are located at 514 Chai Chee Lane, #04-13, 1 Bedok Industrial Estate, Singapore 469029 and its telephone number is 65-449-5255.

                        ENFORCEMENT OF CIVIL LIABILITIES

     The Company is incorporated in Singapore under the Companies Act. Certain of its directors and executive officers (and certain experts named in this Prospectus) reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of the assets of the Company (other than its U.S. subsidiaries), are located outside the United States. As a result, it may not be possible for persons purchasing Ordinary Shares to effect service of process within the United States upon such persons or the Company or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by its Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

     You should carefully consider the following factors as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the Ordinary Shares of Flextronics. These factors could cause our future results to differ materially from those expressed or implied in forward-looking statements made by us.

Risks of Expansion of Operations

     We have grown rapidly in recent periods, and this growth may not continue. Internal growth will require us to develop new customer relationships and expand existing ones, improve our operational and information systems and further expand our manufacturing capacity.

     We plan to further expand our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks. For example:

     o we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     o we may not efficiently and effectively integrate new operations, expand existing ones and manage geographically dispersed operations;

     o    we may incur cost overruns;

     o we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     o we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

   In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected. Our expansion, both through acquisitions and internal growth, has contributed to our incurring significant accounting charges and experiencing volatility in our operating results. We may continue to experience volatility in operating results in connection with future expansion efforts.

Risks of Acquisitions

   Our acquisitions during the last two fiscal years represented a significant expansion of our operations. Acquisitions involve a number of risks and challenges, including:

     o    diversion of management's attention;

     o    the need to integrate acquired operations;

     o potential loss of key employees and customers of the acquired companies;

     o lack of experience operating in the geographic market of the acquired business; and

     o    an increase in our expenses and working capital requirements.

     To integrate acquired operations, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration maybe further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition. Furthermore, any future acquisitions may require debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. No assurance can be given that we will consummate any acquisitions in the future.

Variability of Customer Requirements and Operating Results

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers, and over the past few years we have experienced reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect our results of operations. In addition to the variable nature of our operating results due to the short-term nature of our customers' commitments, other factors may contribute to significant fluctuations in our results of operations. These factors include:

     o    the timing of customer orders;

     o    the volume of these orders relative to our capacity;

     o    market acceptance of customers' new products;

     o    changes in demand for customers' products and product obsolescence;

     o    the timing of our expenditures in anticipation of future orders;

     o    our effectiveness in managing manufacturing processes;

     o    changes in the cost and availability of labor and components;

     o    changes in our product mix;

     o    changes in economic conditions;

     o local factors and events that may affect our production volume (such as local holidays); and

     o    seasonality in customers' product requirements.

     We make significant decisions, including the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, there can be no assurance we will have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can adversely affect our gross margins and operating income.

Customer Concentration; Dependence on Electronics Industry

     Our five largest customers accounted for approximately 64% of consolidated net sales in the six months ended September 25, 1998, compared to approximately 58% in the six months ended September 30, 1997. Our largest customers during fiscal 1998 were Ericsson and Philips Electronics, accounting for approximately 26% and 13% of consolidated net sales, respectively. The identity of our significant customers has varied from year to year, and our significant customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would have a material and adverse effect on us. We may not be able to replace such reductions or losses with new business in a timely manner. See "-- Variability of Customer Requirements and Operating Results."

     Our largest customer in fiscal 1998, and the six months ended September 25,1998, has been Ericsson. Our agreement with Ericsson contains cost reduction targets and price limitations and imposes certain manufacturing quality requirements. We may not be able to sustain acceptable levels of profitability under this agreement or reduce costs and prices to Ericsson over time as contemplated by this agreement. In addition, the agreement contains certain operating and financial covenants, and a material breach by us of any of the terms of the agreement could allow Ericsson to repurchase the facilities sold to us by Ericsson in Karlskrona, Sweden (the "Karlskrona Facilities") at book value, or to cancel outstanding purchase orders or terminate the agreement. Without Ericsson's consent, we may not use the Karlskrona Facilities for Ericsson's competitors, or enter into any transactions that could adversely affect our ability to continue to supply products and services to Ericsson under the agreement or our ability to reduce costs and prices to Ericsson. Factors affecting the electronics industry in general could have a material adverse effect on our customers and, as a result, on us. Such factors include:

     o the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     o the inability of our customers to develop and market their products, some of which are new and untested. If customers' products become obsolete or fail to gain widespread commercial acceptance, our business may be materially and adversely affected; and

     o    recessionary periods in our customers' markets.

Replacement of Management Information Systems; Year 2000 Compliance

     We are in the process of replacing our management information system with a new enterprise management information system that is designed to provide enhanced functionality. This new system will significantly affect many aspects of our business, including our manufacturing, sales and marketing and accounting functions, and the successful implementation of this system will be important to our future growth. We have implemented this new information system in certain facilities in Europe and North America and anticipate that the installation of the new system will be completed by September 1999, but it could be delayed. Significant disruption in operations may result from the implementation of the new system. Delays in the implementation of the new system or disruption resulting from it could adversely affect our ability to meet customers' production schedules and our ability to access timely financial and operating information.

     We believe that this new enterprise management information system will be Year 2000 compliant. However, there can be no assurance that the new system will be Year 2000 compliant or that it will be implemented by January 1, 2000. If the new system is not Year 2000 compliant or is not implemented by January 1, 2000,we could be materially and adversely affected. The Year 2000 issue also could affect our infrastructure and production lines. We have made substantial Year2000 compliant equipment additions and upgrades in recent years and believe that the impact of a problem affecting our infrastructure or production lines would be minor. However, we have not completed sufficient testing to date to fully validate the readiness of our equipment. We plan to have additional testing completed during fiscal 1999 to reasonably ensure Year 2000 readiness. In addition, we are surveying our significant customers and suppliers regarding their Year 2000 compliance, but this undertaking has not been completed. We could be adversely affected by disruptions in our customers' and suppliers' businesses due to Year 2000 problems.

Risk of Increased Taxes

     We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. Our taxes could increase if these tax incentives are not renewed upon expiration or tax rates applicable to us are increased. Substantially all of the products manufactured by our Asian subsidiaries are sold to customers based in North America and Europe. We believe that profits from our Asian operations are not sufficiently connected to jurisdictions in North America or Europe to give rise to income taxation there. However, tax authorities in jurisdictions in North America and Europe could challenge the manner in which profits are allocated among our subsidiaries, and we may not prevail in any such challenge. If our Asian profits became subject to income taxes in such other jurisdictions, our worldwide effective tax rate could increase.

Significant Leverage

     Our level of indebtedness presents risks to investors, including:

     o the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness when due;

     o    making us more vulnerable to economic downturns;

     o    limiting our ability to pursue new business opportunities; and

     o reducing our flexibility in responding to changing business and economic conditions.

Risks of Competition

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Certain of our competitors, including Solectron Corporation and SCI Systems, have substantially greater market shares than Flextronics and substantially greater manufacturing, financial, research and development and marketing resources. In recent years, many participants in the industry, including us, have substantially expanded manufacturing capacity. If overall demand for contract manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could adversely affect our operating results.

Risks of International Operations

    The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, Hungary, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

     o    fluctuations in the value of currencies;

     o    changes in labor conditions;

     o    longer payment cycles;

     o    greater difficulty in collecting accounts receivable;

     o    burdens and costs of compliance with a variety of foreign laws;

     o    political and economic instability;

     o    increases in duties and taxation;

     o imposition of restrictions on currency conversion or the transfer of funds;

     o    limitations on imports or exports;

     o    expropriation of private enterprises; and

     o reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. For example, trade preferences extended by the United States to Malaysia in recent years were not renewed in 1997. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on Flextronics. Finally, we could be adversely affected by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

Currency Fluctuations and Hedging Operations

     With the acquisitions of the Karlskrona Facilities, Neutronics and Conexao, a significant portion of our business is conducted in the Swedish kronor, Austrian schilling and Brazilian real, respectively. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Singapore dollar, the Hong Kong dollar, the Malaysian ringgit, the Hungarian forint, the Mexican peso, and the British pound, as well as the kronor, the schilling and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations, and in January 1999 the Brazilian real experienced further significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales and operating margins. We cannot predict the impact of future exchange rate fluctuations. Our European and Latin American operations use financial instruments, primarily forward purchase contracts, to hedge certain fixed Japanese yen, German deutschmark, U.S. dollar, and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will have a material effect on our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the shares beneficially owned by the selling shareholders named below as of January 15, 1999, the shares that may be offered and sold from time to time by such selling shareholders pursuant to this Prospectus (assuming each selling shareholder sells all of the Ordinary Shares offered hereby) and the nature of any position, office or other material relationship which each such selling shareholder has had with the Company. The selling shareholders named below, together with any pledgee or donee of any such named shareholders, and any person who may purchase shares offered hereby from any such named shareholders in a private transaction in which they are assigned such shareholders' rights to registration of their shares, are referred to in this Prospectus as the "Selling Shareholders." Except as indicated below, the shares that may be offered and sold pursuant to this Prospectus represent all of the shares beneficially owned by each named selling shareholder as of January 15, 1999. All of such shares were acquired by the selling shareholders in connection with the Company's acquisitions of Neutronics, Energipilot, DTM, Conexao, Altatron and Marathon Business Park LLC. Because the Selling Shareholders may offer from time to time all or some of their shares under this Prospectus, no assurances can be given as to the actual number of shares that will be sold by any Selling Shareholder or that will be held by the Selling Shareholder after completion of such sales.

                                                    SHARES BENEFICIALLY      MAXIMUM
                                                           OWNED(1)         NUMBER OF
                                                  -----------------------   SHARES TO
NAMES OF SELLING SHAREHOLDER                        NUMBER(2)  PERCENT(3)   TO OFFERED
----------------------------------------------     ---------   ----------   -----------
Hui Shing Leong(4)............................   1,318,750       2.8%       1,300,000
Celso Moraes Camargo Filho(5) ................     406,576        *           406,576
3C Comercio E Participacoes(6)................     406,576        *           406,576
Humphrey Porter(7)............................     269,000        *           243,800
Walter Mayrhofer(8)...........................     102,000        *           102,000
Hubert Hofferer(9)............................     140,750        *           122,000
Richard Pfaffstaller(10)......................     140,750        *           122,000
Bo Sjunnesson(11).............................      60,000        *            60,000
Capone Investments, Inc.......................      16,830        *            16,830
Plum Street Investments, Ltd..................         560        *               560

----------
*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days after January 15, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)  Reflects  two-for-one  stock  split  in the  form  of a  bonus  issue  (the
     Singapore equivalent of a stock dividend) pursuant to which one new Ordinary Share was issued to shareholders for each share held by such shareholders on the close of business on December 22, 1998.

(3) Percentage ownership is based upon 47,136,665 outstanding Ordinary Shares as of January 15, 1999.

(4) Mr. Hui Shing Leong is a director of the Company, and was a director and shareholder of Neutronics until its acquisition by the Company. Includes up to 1,128,920 shares held by Great Empire Limited, a trust affiliated with Mr. Hui. Shares beneficially owned by Mr. Hui include 18,750 shares subject to options exercisable within 60 days after January 15, 1999 held by Mr. Hui.

(5) Mr. Celso Moraes Camargo Filho is an officer of a subsidiary of the Company and was an officer, director and member of Conexao until its acquisition by the Company. Shares beneficially owned by Mr. Celso Moraes Camargo Filho include 62 shares held by 3C Comercio E Participacoes Ltda. See Note 6.

(6) Shares beneficially owned by 3C Comercio E Participacoes Ltda. include 406,514 shares held by Mr. Celso Moraes Camargo Filho, who controls 3C Comercio E Participacoes Ltda. See Note 5.

(7) Mr. Humphrey Porter is an officer of the Company and was a director, officer and shareholder of Neutronics until its acquisition by the Company. Shares beneficially owned by Mr. Porter include 25,000 shares subject to options exercisable within 60 days after January 15, 1999 held by Mr. Porter.

(8) Mr. Walter Mayrhofer is an officer of a subsidiary of the Company and was a director, officer and shareholder of Neutronics until its acquisition by the Company.

(9) Mr. Hubert Hofferer is an officer of a subsidiary of the Company and was a director, officer and shareholder of Neutronics until its acquisition by the Company. Shares beneficially owned by Mr. Hofferer include 18,750 shares subject to options exercisable within 60 days after January 15, 1999 held by Mr. Hofferer.

(10) Mr. Richard Pfaffstaller is an officer of a subsidiary of the Company and was a director, officer and shareholder of Neutronics until its acquisition by the Company. Shares beneficially owned by Mr. Pfaffstaller include 18,750 shares subject to options exercisable within 60 days after January 15, 1999 held by Mr. Pfaffstaller.

(11) Mr. Bo Sjunnesson is an officer of a subsidiary of the Company, and was a director, officer and the sole shareholder of Energipilot prior to its acquisition by the Company.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees or pledgees of the Selling Shareholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

     The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the Shares, and Selling Shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Shares were originally issued to former shareholders of Neutronics, DTM, Energipilot, Conexao and Altatron in connection with the acquisitions of such companies pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof.

                                  LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the Company by Allen & Gledhill, Singapore.

================================================================================

NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE ORDINARY SHARES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------


================================================================================




================================================================================


                         ------------------------------
                                   PROSPECTUS
                         ------------------------------











                                January 21, 1999












================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

         SEC Registration fee........................................  $ 15,483
         Printing and engraving expenses.............................     5,000
         Legal expenses..............................................    10,000
         Blue Sky expenses...........................................     5,000
         Accounting fees and expenses................................    10,000
         Miscellaneous...............................................     4,517
                                                                       --------
                   Total.............................................  $ 50,000

ITEM 15. Indemnification of Officers and Directors.

     As permitted by the laws of Singapore, the Articles of Association of the Company provide that, subject to the Companies Act, the Company's Directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, Director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

ITEM 16. Exhibits and Financial Statements and Schedules.

EXHIBIT
NUMBER  EXHIBIT TITLE

 5.1 Opinion and Consent of Allen & Gledhill with respect to the Ordinary Shares being registered.*
23.1    Consent of Arthur Andersen LLP.*
23.2    Consent of Moore Stephens.*
23.3    Consent of Allen & Gledhill (included in Exhibit 5.1).*
24.1    Power of Attorney.*

*Previously filed.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, State of California on this 21st day of January, 1999.

                                                 FLEXTRONICS INTERNATIONAL LTD.

                                                 By:  /s/ Michael E. Marks
                                                      --------------------------
                                                      Michael E. Marks

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

SIGNATURE                                 TITLE                                     DATE
/s/ Michael E. Marks        Chairman of the Board, and Chief Executive         January 21, 1999
Michael E. Marks            Officer (principal executive officer)

     *                      President, Asia Pacific Operations and Director    January 21, 1999
----------------------
Tsui Sung Lam

/s/ Robert R.B. Dykes       Senior Vice President of Finance and               January 21, 1999
Robert R.B. Dykes           Administration (principal financial
                            and accounting officer)

     *                      Senior Vice President, Worldwide Sales             January 21, 1999
----------------------
Stephen J.L. Rees           and Marketing and Director

     *                      Director                                           January 21, 1999
----------------------
Michael J. Moritz

     *                      Director                                           January 21, 1999
----------------------
Richard L. Sharp

     *                      Director                                           January 21, 1999
----------------------
Patrick Foley

     *                      Director                                           January 21, 1999
Alain Ahkong

     *                      Director                                           January 21, 1999
----------------------
Hui Shing Leong


*By:/s/ Michael E. Marks
    ------------------------
    Michael E. Marks, Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION OF DOCUMENT

5.1       Opinion and Consent of Allen & Gledhill with respect to the Ordinary
           Shares being registered.*
23.1      Consent of Arthur Andersen LLP.*
23.2      Consent of Moore Stephens.*
23.3      Consent of Allen & Gledhill (included in Exhibit 5.1).*
24.1      Power of Attorney.*

*Previously filed.